Exhibit 99.9

July 17, 2025

Global Development Engineering Company Limited

Flat B1, 13/F,

Hoi Bun Industrial Building,

Kwun Tong, Kowloon, Hong Kong

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Global Development Engineering Company Limited (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become the director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as the director of the Company.

Sincerely yours,

/s/ Wan Bok Lee
Name:	Wan Bok Lee